UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES ACT OF 1934

Date of Report (Date of earliest event reported): July 22, 2004

STEINWAY MUSICAL INSTRUMENTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-11911	35-1910745
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 South Street, Suite 305, Waltham, Massachusetts 02453
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (781) 894-9770

N/A

(Former name or former address, if changed since last report)

ITEM 1.01             Entry into a Material Definitive Agreement

On July 22, 2004, Steinway Musical Instruments, Inc., a Delaware corporation (“SMI”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with G. Leblanc Corporation, a Wisconsin corporation (“Leblanc”), pursuant to which SMI agreed to purchase substantially all of Leblanc’s properties, business, rights and assets used in its business of manufacturing and distributing musical instruments (the “Purchased Assets”).  In consideration for such Purchased Assets and the assumption of certain liabilities, SMI has agreed to pay to Leblanc an aggregate amount in cash equal to 110% of the Net Book Value of Leblanc’s assets.

Leblanc is a well recognized leader in the woodwind and brasswind segment of the band and orchestral instrument market.  Under the Leblanc, Holton and Martin names, Leblanc manufactures and/or distributes a complete line of branded and patented wind instruments and accessories.  Leblanc’s products include wood and plastic-bodied clarinets, flutes, piccolos, saxophones, cornets, trumpets, flugelhorns, trombones, baritones, tubas, Sousaphones, French horns and related accessories.  Leblanc has domestic manufacturing facilities in Wisconsin and a facility in France where artist-grade wood clarinets are manufactured.

A copy of the Asset Purchase Agreement is filed with this Report as Exhibit 10.1.  A copy of the press release that the Company issued on July 22, 2004 is filed with this report as Exhibit 99.1.

ITEM 9.01             Financial Statements and Exhibits.

Exhibit No.            Description

10.1                 Asset Purchase Agreement dated as of July 22, 2004, by and between Steinway Musical Instruments, Inc. and G. Leblanc Corporation.

99.1                 Press release issued July 22, 2004 regarding Steinway Musical Instruments, Inc.’s entry into an agreement to purchase substantially all of the assets of G. Leblanc Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEINWAY MUSICAL INSTRUMENTS, INC.

/s/ Dana D. Messina

Dana D. Messina
President and Chief Executive Officer

Date: July 22, 2004